UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G
                    Under the Securities Exchange Act of 1934
                               (Amendment No. )*




                                PROSIGHT GLOBAL INC
-------------------------------------------------------------------------------
                                (Name of Issuer)


                        Common Stock, par value $0.01 per share
-------------------------------------------------------------------------------
                        (Title of Class of Securities)


                                    74349J103
                  --------------------------------------------
                                 (CUSIP Number)


                                 December 31, 2019
-------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[] Rule 13d-1(b)

[] Rule 13d-1(c)

[X] Rule 13d-1(d)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.


The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

-----------------------
  CUSIP No. 74349J103                   13G
-----------------------

------------------------------------------------------------------------------
 1.   Name of Reporting Person
      I.R.S. Identification No. of above Person

          THE GOLDMAN SACHS GROUP, INC.

------------------------------------------------------------------------------
 2.   Check the Appropriate Box if a Member of a Group

                                                                (a) [_]
                                                                (b) [_]
------------------------------------------------------------------------------
 3.   SEC Use Only



------------------------------------------------------------------------------
 4.   Citizenship or Place of Organization

           Delaware

------------------------------------------------------------------------------
                     5.   Sole Voting Power

     Number of                 3,720*

      Shares        ----------------------------------------------------------
                     6.   Shared Voting Power
   Beneficially
                               17,005,214
     Owned by
                    ----------------------------------------------------------
       Each          7.   Sole Dispositive Power

    Reporting                  3,720*

      Person        ----------------------------------------------------------
                     8.   Shared Dispositive Power
       With:
                               17,005,214

------------------------------------------------------------------------------
 9.   Aggregate Amount Beneficially Owned by Each Reporting Person


           17,008,934


------------------------------------------------------------------------------
10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares

                                                                    [_]

------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9)


           39.5 %


------------------------------------------------------------------------------
12.   Type of Reporting Person

           HC-CO

------------------------------------------------------------------------------
*May include shares that are deemed to be beneficially owned pursuant to Issuer grants of restricted stock units to directors that were appointed by affiliates of The Goldman Sachs Group, Inc.

-----------------------
  CUSIP No. 74349J103                   13G
-----------------------

------------------------------------------------------------------------------
 1.   Name of Reporting Person
      I.R.S. Identification No. of above Person

          GOLDMAN SACHS & CO. LLC

------------------------------------------------------------------------------
 2.   Check the Appropriate Box if a Member of a Group

                                                                (a) [_]
                                                                (b) [_]
------------------------------------------------------------------------------
 3.   SEC Use Only



------------------------------------------------------------------------------
 4.   Citizenship or Place of Organization

           New York

------------------------------------------------------------------------------
                     5.   Sole Voting Power

     Number of                 0

      Shares        ----------------------------------------------------------
                     6.   Shared Voting Power
   Beneficially
                               17,005,214
     Owned by
                    ----------------------------------------------------------
       Each          7.   Sole Dispositive Power

    Reporting                  0

      Person        ----------------------------------------------------------
                     8.   Shared Dispositive Power
       With:
                               17,005,214

------------------------------------------------------------------------------
 9.   Aggregate Amount Beneficially Owned by Each Reporting Person


           17,005,214


------------------------------------------------------------------------------
10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares

                                                                    [_]

------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9)


           39.5 %


------------------------------------------------------------------------------
12.   Type of Reporting Person

           BD-OO-IA

------------------------------------------------------------------------------

-----------------------
  CUSIP No. 74349J103                   13G
-----------------------

------------------------------------------------------------------------------
 1.   Name of Reporting Person
      I.R.S. Identification No. of above Person

          GS CAPITAL PARTNERS VI FUND, L.P.

------------------------------------------------------------------------------
 2.   Check the Appropriate Box if a Member of a Group

                                                                (a) [_]
                                                                (b) [_]
------------------------------------------------------------------------------
 3.   SEC Use Only



------------------------------------------------------------------------------
 4.   Citizenship or Place of Organization

           Delaware

------------------------------------------------------------------------------
                     5.   Sole Voting Power

     Number of                 0

      Shares        ----------------------------------------------------------
                     6.   Shared Voting Power
   Beneficially
                               7,937,642
     Owned by
                    ----------------------------------------------------------
       Each          7.   Sole Dispositive Power

    Reporting                  0

      Person        ----------------------------------------------------------
                     8.   Shared Dispositive Power
       With:
                               7,937,642

------------------------------------------------------------------------------
 9.   Aggregate Amount Beneficially Owned by Each Reporting Person


           7,937,642


------------------------------------------------------------------------------
10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares

                                                                    [_]

------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9)


           18.5 %


------------------------------------------------------------------------------
12.   Type of Reporting Person

           PN

------------------------------------------------------------------------------

-----------------------
  CUSIP No. 74349J103                   13G
-----------------------

------------------------------------------------------------------------------
 1.   Name of Reporting Person
      I.R.S. Identification No. of above Person

          GS CAPITAL PARTNERS VI OFFSHORE FUND, L.P.

------------------------------------------------------------------------------
 2.   Check the Appropriate Box if a Member of a Group

                                                                (a) [_]
                                                                (b) [_]
------------------------------------------------------------------------------
 3.   SEC Use Only



------------------------------------------------------------------------------
 4.   Citizenship or Place of Organization

           Cayman Islands

------------------------------------------------------------------------------
                     5.   Sole Voting Power

     Number of                 0

      Shares        ----------------------------------------------------------
                     6.   Shared Voting Power
   Beneficially
                               6,602,251
     Owned by
                    ----------------------------------------------------------
       Each          7.   Sole Dispositive Power

    Reporting                  0

      Person        ----------------------------------------------------------
                     8.   Shared Dispositive Power
       With:
                               6,602,251

------------------------------------------------------------------------------
 9.   Aggregate Amount Beneficially Owned by Each Reporting Person


           6,602,251


------------------------------------------------------------------------------
10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares

                                                                    [_]

------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9)


           15.3 %


------------------------------------------------------------------------------
12.   Type of Reporting Person

           PN

------------------------------------------------------------------------------

-----------------------
  CUSIP No. 74349J103                   13G
-----------------------

------------------------------------------------------------------------------
 1.   Name of Reporting Person
      I.R.S. Identification No. of above Person

          GS CAPITAL PARTNERS VI GMBH & CO. KG

------------------------------------------------------------------------------
 2.   Check the Appropriate Box if a Member of a Group

                                                                (a) [_]
                                                                (b) [_]
------------------------------------------------------------------------------
 3.   SEC Use Only



------------------------------------------------------------------------------
 4.   Citizenship or Place of Organization

           Germany

------------------------------------------------------------------------------
                     5.   Sole Voting Power

     Number of                 0

      Shares        ----------------------------------------------------------
                     6.   Shared Voting Power
   Beneficially
                               282,103
     Owned by
                    ----------------------------------------------------------
       Each          7.   Sole Dispositive Power

    Reporting                  0

      Person        ----------------------------------------------------------
                     8.   Shared Dispositive Power
       With:
                               282,103

------------------------------------------------------------------------------
 9.   Aggregate Amount Beneficially Owned by Each Reporting Person


           282,103


------------------------------------------------------------------------------
10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares

                                                                    [_]

------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9)


           0.7 %


------------------------------------------------------------------------------
12.   Type of Reporting Person

           PN

------------------------------------------------------------------------------

-----------------------
  CUSIP No. 74349J103                   13G
-----------------------

------------------------------------------------------------------------------
 1.   Name of Reporting Person
      I.R.S. Identification No. of above Person

          GS CAPITAL PARTNERS VI PARALLEL, L.P.

------------------------------------------------------------------------------
 2.   Check the Appropriate Box if a Member of a Group

                                                                (a) [_]
                                                                (b) [_]
------------------------------------------------------------------------------
 3.   SEC Use Only



------------------------------------------------------------------------------
 4.   Citizenship or Place of Organization

           Delaware

------------------------------------------------------------------------------
                     5.   Sole Voting Power

     Number of                 0

      Shares        ----------------------------------------------------------
                     6.   Shared Voting Power
   Beneficially
                               2,183,019
     Owned by
                    ----------------------------------------------------------
       Each          7.   Sole Dispositive Power

    Reporting                  0

      Person        ----------------------------------------------------------
                     8.   Shared Dispositive Power
       With:
                               2,183,019

------------------------------------------------------------------------------
 9.   Aggregate Amount Beneficially Owned by Each Reporting Person


           2,183,019


------------------------------------------------------------------------------
10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares

                                                                    [_]

------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9)


           5.1 %


------------------------------------------------------------------------------
12.   Type of Reporting Person

           PN

------------------------------------------------------------------------------

-----------------------
  CUSIP No. 74349J103                   13G
-----------------------

------------------------------------------------------------------------------
 1.   Name of Reporting Person
      I.R.S. Identification No. of above Person

          GSCP VI ADVISORS, L.L.C.

------------------------------------------------------------------------------
 2.   Check the Appropriate Box if a Member of a Group

                                                                (a) [_]
                                                                (b) [_]
------------------------------------------------------------------------------
 3.   SEC Use Only



------------------------------------------------------------------------------
 4.   Citizenship or Place of Organization

           Delaware

------------------------------------------------------------------------------
                     5.   Sole Voting Power

     Number of                 0

      Shares        ----------------------------------------------------------
                     6.   Shared Voting Power
   Beneficially
                               7,937,642
     Owned by
                    ----------------------------------------------------------
       Each          7.   Sole Dispositive Power

    Reporting                  0

      Person        ----------------------------------------------------------
                     8.   Shared Dispositive Power
       With:
                               7,937,642

------------------------------------------------------------------------------
 9.   Aggregate Amount Beneficially Owned by Each Reporting Person


           7,937,642


------------------------------------------------------------------------------
10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares

                                                                    [_]

------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9)


           18.5 %


------------------------------------------------------------------------------
12.   Type of Reporting Person

           OO

------------------------------------------------------------------------------

-----------------------
  CUSIP No. 74349J103                   13G
-----------------------

------------------------------------------------------------------------------
 1.   Name of Reporting Person
      I.R.S. Identification No. of above Person

          GSCP VI OFFSHORE ADVISORS, L.L.C.

------------------------------------------------------------------------------
 2.   Check the Appropriate Box if a Member of a Group

                                                                (a) [_]
                                                                (b) [_]
------------------------------------------------------------------------------
 3.   SEC Use Only



------------------------------------------------------------------------------
 4.   Citizenship or Place of Organization

           Delaware

------------------------------------------------------------------------------
                     5.   Sole Voting Power

     Number of                 0

      Shares        ----------------------------------------------------------
                     6.   Shared Voting Power
   Beneficially
                               6,602,251
     Owned by
                    ----------------------------------------------------------
       Each          7.   Sole Dispositive Power

    Reporting                  0

      Person        ----------------------------------------------------------
                     8.   Shared Dispositive Power
       With:
                               6,602,251

------------------------------------------------------------------------------
 9.   Aggregate Amount Beneficially Owned by Each Reporting Person


           6,602,251


------------------------------------------------------------------------------
10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares

                                                                    [_]

------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9)


           15.3 %


------------------------------------------------------------------------------
12.   Type of Reporting Person

           OO

------------------------------------------------------------------------------

-----------------------
  CUSIP No. 74349J103                   13G
-----------------------

------------------------------------------------------------------------------
 1.   Name of Reporting Person
      I.R.S. Identification No. of above Person

          GS ADVISORS VI, L.L.C.

------------------------------------------------------------------------------
 2.   Check the Appropriate Box if a Member of a Group

                                                                (a) [_]
                                                                (b) [_]
------------------------------------------------------------------------------
 3.   SEC Use Only



------------------------------------------------------------------------------
 4.   Citizenship or Place of Organization

           Delaware

------------------------------------------------------------------------------
                     5.   Sole Voting Power

     Number of                 0

      Shares        ----------------------------------------------------------
                     6.   Shared Voting Power
   Beneficially
                               2,183,019
     Owned by
                    ----------------------------------------------------------
       Each          7.   Sole Dispositive Power

    Reporting                  0

      Person        ----------------------------------------------------------
                     8.   Shared Dispositive Power
       With:
                               2,183,019

------------------------------------------------------------------------------
 9.   Aggregate Amount Beneficially Owned by Each Reporting Person


           2,183,019


------------------------------------------------------------------------------
10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares

                                                                    [_]

------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9)


           5.1 %


------------------------------------------------------------------------------
12.   Type of Reporting Person

           OO

------------------------------------------------------------------------------

-----------------------
  CUSIP No. 74349J103                   13G
-----------------------

------------------------------------------------------------------------------
 1.   Name of Reporting Person
      I.R.S. Identification No. of above Person

          GOLDMAN, SACHS MANAGEMENT GP GMBH

------------------------------------------------------------------------------
 2.   Check the Appropriate Box if a Member of a Group

                                                                (a) [_]
                                                                (b) [_]
------------------------------------------------------------------------------
 3.   SEC Use Only



------------------------------------------------------------------------------
 4.   Citizenship or Place of Organization

           Germany

------------------------------------------------------------------------------
                     5.   Sole Voting Power

     Number of                 0

      Shares        ----------------------------------------------------------
                     6.   Shared Voting Power
   Beneficially
                               282,103
     Owned by
                    ----------------------------------------------------------
       Each          7.   Sole Dispositive Power

    Reporting                  0

      Person        ----------------------------------------------------------
                     8.   Shared Dispositive Power
       With:
                               282,103

------------------------------------------------------------------------------
 9.   Aggregate Amount Beneficially Owned by Each Reporting Person


           282,103


------------------------------------------------------------------------------
10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares

                                                                    [_]

------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9)


           0.7 %


------------------------------------------------------------------------------
12.   Type of Reporting Person

           OO

------------------------------------------------------------------------------

-----------------------
  CUSIP No. 74349J103                   13G
-----------------------

------------------------------------------------------------------------------
 1.   Name of Reporting Person
      I.R.S. Identification No. of above Person

          PROSIGHT EQUITY MANAGEMENT, INC.

------------------------------------------------------------------------------
 2.   Check the Appropriate Box if a Member of a Group

                                                                (a) [_]
                                                                (b) [_]
------------------------------------------------------------------------------
 3.   SEC Use Only



------------------------------------------------------------------------------
 4.   Citizenship or Place of Organization

           Delaware

------------------------------------------------------------------------------
                     5.   Sole Voting Power

     Number of                 0

      Shares        ----------------------------------------------------------
                     6.   Shared Voting Power
   Beneficially
                               17,005,016
     Owned by
                    ----------------------------------------------------------
       Each          7.   Sole Dispositive Power

    Reporting                  0

      Person        ----------------------------------------------------------
                     8.   Shared Dispositive Power
       With:
                               17,005,016

------------------------------------------------------------------------------
 9.   Aggregate Amount Beneficially Owned by Each Reporting Person


           17,005,016


------------------------------------------------------------------------------
10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares

                                                                    [_]

------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9)


           39.5 %


------------------------------------------------------------------------------
12.   Type of Reporting Person

           CO

------------------------------------------------------------------------------

-----------------------
  CUSIP No. 74349J103                   13G
-----------------------

------------------------------------------------------------------------------
 1.   Name of Reporting Person
      I.R.S. Identification No. of above Person

          PROSIGHT INVESTMENT LLC

------------------------------------------------------------------------------
 2.   Check the Appropriate Box if a Member of a Group

                                                                (a) [_]
                                                                (b) [_]
------------------------------------------------------------------------------
 3.   SEC Use Only



------------------------------------------------------------------------------
 4.   Citizenship or Place of Organization

           Delaware

------------------------------------------------------------------------------
                     5.   Sole Voting Power

     Number of                 0

      Shares        ----------------------------------------------------------
                     6.   Shared Voting Power
   Beneficially
                               14,821,997
     Owned by
                    ----------------------------------------------------------
       Each          7.   Sole Dispositive Power

    Reporting                  0

      Person        ----------------------------------------------------------
                     8.   Shared Dispositive Power
       With:
                               14,821,997

------------------------------------------------------------------------------
 9.   Aggregate Amount Beneficially Owned by Each Reporting Person


           14,821,997


------------------------------------------------------------------------------
10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares

                                                                    [_]

------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9)


           34.5 %


------------------------------------------------------------------------------
12.   Type of Reporting Person

           OO

------------------------------------------------------------------------------

-----------------------
  CUSIP No. 74349J103                   13G
-----------------------

------------------------------------------------------------------------------
 1.   Name of Reporting Person
      I.R.S. Identification No. of above Person

          PROSIGHT PARALLEL INVESTMENT LLC

------------------------------------------------------------------------------
 2.   Check the Appropriate Box if a Member of a Group

                                                                (a) [_]
                                                                (b) [_]
------------------------------------------------------------------------------
 3.   SEC Use Only



------------------------------------------------------------------------------
 4.   Citizenship or Place of Organization

           Delaware

------------------------------------------------------------------------------
                     5.   Sole Voting Power

     Number of                 0

      Shares        ----------------------------------------------------------
                     6.   Shared Voting Power
   Beneficially
                               2,183,019
     Owned by
                    ----------------------------------------------------------
       Each          7.   Sole Dispositive Power

    Reporting                  0

      Person        ----------------------------------------------------------
                     8.   Shared Dispositive Power
       With:
                               2,183,019

------------------------------------------------------------------------------
 9.   Aggregate Amount Beneficially Owned by Each Reporting Person


           2,183,019


------------------------------------------------------------------------------
10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares

                                                                    [_]

------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9)


           5.1 %


------------------------------------------------------------------------------
12.   Type of Reporting Person

           OO

------------------------------------------------------------------------------

Item 1(a).         Name of Issuer:
                   PROSIGHT GLOBAL INC

Item 1(b).         Address of Issuer's Principal Executive Offices:
                   412 MT KEMBLE AVENUE
                   MORRISTOWN, NJ 07960

Item 2(a).         Name of Persons Filing:

                   THE GOLDMAN SACHS GROUP, INC.
                   GOLDMAN SACHS & CO. LLC
                   GS CAPITAL PARTNERS VI FUND, L.P.
                   GS CAPITAL PARTNERS VI OFFSHORE FUND, L.P.
                   GS CAPITAL PARTNERS VI GMBH & CO. KG
                   GS CAPITAL PARTNERS VI PARALLEL, L.P.
                   GSCP VI ADVISORS, L.L.C.
                   GSCP VI OFFSHORE ADVISORS, L.L.C.
                   GS ADVISORS VI, L.L.C.
                   GOLDMAN, SACHS MANAGEMENT GP GMBH
                   PROSIGHT EQUITY MANAGEMENT, INC.
                   PROSIGHT INVESTMENT LLC
                   PROSIGHT PARALLEL INVESTMENT LLC

Item 2(b).         Address of Principal Business Office or, if none, Residence:

                   The Goldman Sachs Group, Inc.
                   Goldman Sachs & Co. LLC
                   GS CAPITAL PARTNERS VI FUND, L.P.
                   GS CAPITAL PARTNERS VI OFFSHORE FUND, L.P.
                   GS CAPITAL PARTNERS VI GMBH & CO. KG
                   GS CAPITAL PARTNERS VI PARALLEL, L.P.
                   GSCP VI ADVISORS, L.L.C.
                   GSCP VI OFFSHORE ADVISORS, L.L.C.
                   GS ADVISORS VI, L.L.C.
                   GOLDMAN, SACHS MANAGEMENT GP GMBH
		   200 West Street
                   New York, NY 10282

		   PROSIGHT EQUITY MANAGEMENT, INC.
		   PROSIGHT INVESTMENT LLC
		   PROSIGHT PARALLEL INVESTMENT LLC
		   1209 Orange Street
		   Wilmington, DE 19801


Item 2(c).         Citizenship:
                   THE GOLDMAN SACHS GROUP, INC. - Delaware
                   GOLDMAN SACHS & CO. LLC - New York
                   GS CAPITAL PARTNERS VI FUND, L.P. - Delaware
                   GS CAPITAL PARTNERS VI OFFSHORE FUND, L.P. - Cayman Islands GS CAPITAL PARTNERS VI GMBH & CO. KG - Germany
                   GS CAPITAL PARTNERS VI PARALLEL, L.P. - Delaware
                   GSCP VI ADVISORS, L.L.C. - Delaware
                   GSCP VI OFFSHORE ADVISORS, L.L.C. - Delaware
                   GS ADVISORS VI, L.L.C. - Delaware
                   GOLDMAN, SACHS MANAGEMENT GP GMBH - Germany
                   PROSIGHT EQUITY MANAGEMENT, INC. - Delaware
                   PROSIGHT INVESTMENT LLC - Delaware
                   PROSIGHT PARALLEL INVESTMENT LLC - Delaware

Item 2(d).         Title of Class of Securities:
                   Common Stock, par value $0.01 per share

Item 2(e).         CUSIP Number:
                   74349J103

Item 3. If this statement is filed pursuant to Rules 13d-1(b) or 13d-2(b) or (c), check whether the person filing is a:

          (a).[_] Broker or dealer registered under Section 15 of the Act (15 U.S.C. 78o).

          (b).[_]  Bank as defined in Section 3(a)(6) of the Act
                   (15 U.S.C. 78c).

          (c).[_] Insurance company as defined in Section 3(a)(19) of the Act (15 U.S.C. 78c).

          (d).[_] Investment company registered under Section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).

          (e).[_] An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);

          (f).[_] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

          (g).[_] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

          (h).[_] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

          (i).[_] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

          (j).[_] A non-U.S. institution in accordance with Rule 13d-1(b)(1)(ii)(J);

          (k).[_]  A group, in accordance with Rule 13d-1(b)(1)(ii)
                   (A) through (K).

	   If filing as a non-U.S. institution in accordance with Rule 13d-1(b)(1)(ii)(J), please specify the type of institution:

Item 4.            Ownership.*

          (a).     Amount beneficially owned:
                   See the response(s) to Item 9 on the attached cover page(s).

          (b).     Percent of Class:
                   See the response(s)to Item 11 on the attached cover page(s).

          (c).     Number of shares as to which such person has:

                   (i). Sole power to vote or to direct the vote: See the response(s) to Item 5 on the attached cover page(s).

                   (ii). Shared power to vote or to direct the vote: See the response(s) to Item 6 on the attached cover page(s).

                   (iii). Sole power to dispose or to direct the disposition of: See the response(s) to Item 7 on the attached cover page(s).

                   (iv). Shared power to dispose or to direct the disposition of: See the response(s) to Item 8 on the attached cover page(s).

Item 5.            Ownership of Five Percent or Less of a Class.
                             Not Applicable

Item 6.            Ownership of More than Five Percent on Behalf of Another
                   Person.

                   Clients of the Reporting Person(s) have or may have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, securities held in their accounts. Clients known to have such right or power with respect to more than 5% of the class of securities to which this report relates are:
                   NONE

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.
                             See Exhibit (99.2)

Item 8.            Identification and Classification of Members of the Group.
                             See Exhibit (99.3)

Item 9.            Notice of Dissolution of Group.
                             Not Applicable

Item 10.           Certification.
                             Not Applicable


--------------------------

   *In accordance with the Securities and Exchange Commission Release No. 34-39538 (January 12, 1998) (the "Release"), this filing reflects the securities beneficially owned by certain operating units (collectively, the "Goldman Sachs Reporting Units") of The Goldman Sachs Group, Inc. and its subsidiaries and affiliates (collectively, "GSG"). This filing does not reflect securities, if any, beneficially owned by any operating units of GSG whose ownership of securities is disaggregated from that of the Goldman Sachs Reporting Units in accordance with the Release. The Goldman Sachs Reporting Units disclaim beneficial ownership of the securities beneficially owned by (i) any client accounts with respect to which the Goldman Sachs Reporting Units or their employees have voting or investment discretion or both, or with respect to which there are limits on their voting or investment authority or both and
(ii) certain investment entities of which the Goldman Sachs Reporting Units act as the general partner, managing general partner or other manager, to the extent interests in such entities are held by persons other than the Goldman Sachs Reporting Units.

                                    SIGNATURE


            After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  February 14, 2020,

             THE GOLDMAN SACHS GROUP, INC.

             By:/s/ Terry Mosher
              ----------------------------------------
             Name:  Terry Mosher
             Title:  Attorney-in-fact

             GOLDMAN SACHS & CO. LLC

             By:/s/ Terry Mosher
              ----------------------------------------
             Name:  Terry Mosher
             Title:  Attorney-in-fact

             GS CAPITAL PARTNERS VI FUND, L.P.

             By:/s/ Terry Mosher
              ----------------------------------------
             Name:  Terry Mosher
             Title:  Attorney-in-fact

             GS CAPITAL PARTNERS VI OFFSHORE FUND, L.P.

             By:/s/ Terry Mosher
              ----------------------------------------
             Name:  Terry Mosher
             Title:  Attorney-in-fact

             GS CAPITAL PARTNERS VI GMBH & CO. KG

             By:/s/ Terry Mosher
              ----------------------------------------
             Name:  Terry Mosher
             Title:  Attorney-in-fact

             GS CAPITAL PARTNERS VI PARALLEL, L.P.

             By:/s/ Terry Mosher
              ----------------------------------------
             Name:  Terry Mosher
             Title:  Attorney-in-fact

             GSCP VI ADVISORS, L.L.C.

             By:/s/ Terry Mosher
              ----------------------------------------
             Name:  Terry Mosher
             Title:  Attorney-in-fact

             GSCP VI OFFSHORE ADVISORS, L.L.C.

             By:/s/ Terry Mosher
              ----------------------------------------
             Name:  Terry Mosher
             Title:  Attorney-in-fact

             GS ADVISORS VI, L.L.C.

             By:/s/ Terry Mosher
              ----------------------------------------
             Name:  Terry Mosher
             Title:  Attorney-in-fact

             GOLDMAN, SACHS MANAGEMENT GP GMBH

             By:/s/ Terry Mosher
              ----------------------------------------
             Name:  Terry Mosher
             Title:  Attorney-in-fact

             PROSIGHT EQUITY MANAGEMENT, INC.

             By:/s/ Terry Mosher
              ----------------------------------------
             Name:  Terry Mosher
             Title:  Attorney-in-fact

             PROSIGHT INVESTMENT LLC

             By:/s/ Terry Mosher
              ----------------------------------------
             Name:  Terry Mosher
             Title:  Attorney-in-fact

             PROSIGHT PARALLEL INVESTMENT LLC

             By:/s/ Terry Mosher
              ----------------------------------------
             Name:  Terry Mosher
             Title:  Attorney-in-fact

                                INDEX TO EXHIBITS



Exhibit No.             Exhibit
-----------             -------
  99.1          Joint Filing Agreement
  99.2          Item 7 Information
  99.3          Item 8 Information
  99.4          Power of Attorney, relating to
                THE GOLDMAN SACHS GROUP, INC.
  99.5          Power of Attorney, relating to
                GOLDMAN SACHS & CO. LLC
  99.6          Power of Attorney, relating to
                GS CAPITAL PARTNERS VI FUND, L.P.
  99.7          Power of Attorney, relating to
                GS CAPITAL PARTNERS VI OFFSHORE FUND, L.P.
  99.8          Power of Attorney, relating to
                GS CAPITAL PARTNERS VI GMBH & CO. KG
  99.9          Power of Attorney, relating to
                GS CAPITAL PARTNERS VI PARALLEL, L.P.
  99.10         Power of Attorney, relating to
                GSCP VI ADVISORS, L.L.C.
  99.11         Power of Attorney, relating to
                GSCP VI OFFSHORE ADVISORS, L.L.C.
  99.12         Power of Attorney, relating to
                GS ADVISORS VI, L.L.C.
  99.13         Power of Attorney, relating to
                GOLDMAN, SACHS MANAGEMENT GP GMBH
  99.14         Power of Attorney, relating to
                PROSIGHT EQUITY MANAGEMENT, INC.
  99.15         Power of Attorney, relating to
                PROSIGHT INVESTMENT LLC
  99.16         Power of Attorney, relating to
                PROSIGHT PARALLEL INVESTMENT LLC

                                                                  EXHIBIT (99.1)

                                JOINT FILING AGREEMENT

    In accordance with Rule 13d-1(k)(1) promulgated under the Securities Exchange Act of 1934, the undersigned agree to the joint filing of a Statement on Schedule 13G (including any and all amendments thereto) with respect to the Common Stock, par value $0.01 per share, of PROSIGHT GLOBAL INC and further agree to the filing of this agreement as an Exhibit thereto.
In addition, each party to this Agreement expressly authorizes each other party to this Agreement to file on its behalf any and all amendments to such Statement on Schedule 13G.

Date:  February 14, 2020,


             THE GOLDMAN SACHS GROUP, INC.

             By:/s/ Terry Mosher
              ----------------------------------------
             Name:  Terry Mosher
             Title:  Attorney-in-fact

             GOLDMAN SACHS & CO. LLC

             By:/s/ Terry Mosher
              ----------------------------------------
             Name:  Terry Mosher
             Title:  Attorney-in-fact

             GS CAPITAL PARTNERS VI FUND, L.P.

             By:/s/ Terry Mosher
              ----------------------------------------
             Name:  Terry Mosher
             Title:  Attorney-in-fact

             GS CAPITAL PARTNERS VI OFFSHORE FUND, L.P.

             By:/s/ Terry Mosher
              ----------------------------------------
             Name:  Terry Mosher
             Title:  Attorney-in-fact

             GS CAPITAL PARTNERS VI GMBH & CO. KG

             By:/s/ Terry Mosher
              ----------------------------------------
             Name:  Terry Mosher
             Title:  Attorney-in-fact

             GS CAPITAL PARTNERS VI PARALLEL, L.P.

             By:/s/ Terry Mosher
              ----------------------------------------
             Name:  Terry Mosher
             Title:  Attorney-in-fact

             GSCP VI ADVISORS, L.L.C.

             By:/s/ Terry Mosher
              ----------------------------------------
             Name:  Terry Mosher
             Title:  Attorney-in-fact

             GSCP VI OFFSHORE ADVISORS, L.L.C.

             By:/s/ Terry Mosher
              ----------------------------------------
             Name:  Terry Mosher
             Title:  Attorney-in-fact

             GS ADVISORS VI, L.L.C.

             By:/s/ Terry Mosher
              ----------------------------------------
             Name:  Terry Mosher
             Title:  Attorney-in-fact

             GOLDMAN, SACHS MANAGEMENT GP GMBH

             By:/s/ Terry Mosher
              ----------------------------------------
             Name:  Terry Mosher
             Title:  Attorney-in-fact

             PROSIGHT EQUITY MANAGEMENT, INC.

             By:/s/ Terry Mosher
              ----------------------------------------
             Name:  Terry Mosher
             Title:  Attorney-in-fact

             PROSIGHT INVESTMENT LLC

             By:/s/ Terry Mosher
              ----------------------------------------
             Name:  Terry Mosher
             Title:  Attorney-in-fact

             PROSIGHT PARALLEL INVESTMENT LLC

             By:/s/ Terry Mosher
              ----------------------------------------
             Name:  Terry Mosher
             Title:  Attorney-in-fact

                                                                  EXHIBIT (99.2)

                                ITEM 7 INFORMATION

The securities being reported on by THE GOLDMAN SACHS GROUP, INC.
("GS Group"), as a parent holding company, are owned indirectly by GS CAPITAL PARTNERS VI FUND, L.P., a Delaware limited partnership,
GS CAPITAL PARTNERS VI OFFSHORE FUND, L.P., a Cayman Islands exempted limited partnership, GS CAPITAL PARTNERS VI GMBH & CO. KG, a German civil law partnership with limitation of liability, and GS CAPITAL PARTNERS VI PARALLEL, L.P., a Delaware limited partnership (collectively, the "Investing Entities"), are owned, or may be deemed to be beneficially owned, by GOLDMAN SACHS & CO. LLC ("Goldman Sachs"), a broker or dealer registered under Section 15 of the Act and an investment adviser registered under Section 203 of the Investment Advisers Act of 1940. The general partner, managing general partner or other manager of each of the Investing Entities is an affiliate of GS Group. Goldman Sachs is a subsidiary of GS Group. Goldman Sachs is the investment manager of certain of the Investing Entities. In addition, the Investing Entities hold their interests indirectly through PROSIGHT INVESTMENT LLC and PROSIGHT PARALLEL INVESTMENT LLC (the "Intermediate Investing Entities") PROSIGHT EQUITY MANAGEMENT INC. is the managing member of the Intermediate Investing Entities.

                                                                  EXHIBIT (99.3)

                                ITEM 8 INFORMATION

Each of PROSIGHT INVESTMENT LLC AND PROSIGHT PARALLEL INVESTMENT LLC
(the "GS Stockholders") is a party to that certain Stockholders' Agreement, dated as of July 29, 2019 (the "Stockholders' Agreement"), by and among the GS Stockholders, the Issuer and PROSIGHT TPG, L.P., TPG PS 1, L.P., TPG PS 2, L.P., TPG PS 3, L.P. and TPG PS 4, L.P. (collectively, the "TPG Stockholders").

Under the Stockholders' Agreement, the GS Stockholders have the right to designate two of the Issuer's directors and the TPG Stockholders have the right to designate two of the Issuer's directors. The Stockholders' Agreement requires the parties thereto to vote their shares of the Issuer's common stock for the directors that are designated in accordance with the provisions of the Stockholders' Agreement. The Stockholders' Agreement also contains certain provisions regarding proposed sales of the Issuer's common stock, transfer restrictions with respect to the shares of the Issuer's common stock and registration rights.

By virtue of being a party to the Stockholders' Agreement, each of the GS Stockholders and the other the reporting persons on this Schedule 13G may be deemed to be members of a "group", as defined in Rule 13d-5 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), with the TPG Stockholders. Pursuant to such definition, each of the GS Stockholders and the other reporting persons and the TPG Stockholders may be deemed to beneficially own the shares of the Issuer's common stock beneficially owned by each other solely for such purposes.

The aggregate number of shares of the Issuer's Common Stock beneficially owned collectively by the GS Stockholders and the TPG Stockholders is 33,366,125, which represents approximately 77.6% of the Issuer's outstanding common stock.

The share ownership reported by the GS Stockholders and the other reporting persons listed herein does not include any shares of the Issuer's Common Stock, par value $0.01 per share, beneficially owned by the other parties to the Stockholders' Agreement, except to the extent disclosed in this Schedule 13G.

Each of the GS Stockholders and the other reporting persons listed herein disclaims beneficial ownership of any shares of the Issuer's Common Stock, par value $0.01 per share, beneficially owned by the other parties to the Stockholders' Agreement, except to the extent disclosed in this Schedule 13G.

                                                                  EXHIBIT (99.4)

                             POWER OF ATTORNEY


KNOW ALL PERSONS BY THESE PRESENTS THE GOLDMAN SACHS GROUP, INC.(the "Company") does hereby make,constitute and appoint each of Stephanie Snyder, Jerry Li, Eddie Arhagba, Abdul Khayum, Terry Mosher, Rachel Fraizer, and Apoorva Iyer (and any other employee of The Goldman Sachs Group, Inc. or one of its affiliates designated in writing by one of the attorneys-in-fact), acting individually, its true and lawful attorney, to execute and deliver in its name and on its behalf whether the Company is acting individually or as representative of others, any and all filings required to be made by the Company under the Securities Exchange Act of 1934, (as amended, the "Act"), with respect to securities which may be deemed to be beneficially owned by the Company under the Act, giving and granting unto each said attorney-in-fact power and authority to act in the premises as fully and to all intents and purposes as the Company might or could do if personally present by one of its authorized signatories, hereby ratifying and confirming all that said attorney-in-fact shall lawfully do or cause to be done by virtue hereof.

THIS POWER OF ATTORNEY shall remain in full force and effect until March 1, 2021 unless earlier revoked by written instrument, or in the event am Attorney-in-fact ceases to be an employee of The Goldman Sachs Group, Inc. or one of its affiliates or ceases to perform the function in connection with which he or she was appointed Attorney-in-fact prior to March 1, 2021, this Power of Attorney shall cease to have effect in relation to such Attorney-in-fact upon such cessation but shall continue in full force and effect in relation to the remaining Attorneys-in-fact. The Company has the unrestricted right unilaterally to revoke the Power of Attorney.

This Power of Attorney shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to rules of conflicts of law.

This Power of Attorney supersedes the Power of Attorney granted by the Company to Eddie Arhagba, Jose Canas, Abdul Khayum, and Jerry Li on June 19, 2018.

IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of September 26, 2019.

GOLDMAN SACHS & CO.LLC

By: /s/  Karen P. Seymour
____________________________
Name:  Karen P. Seymour
Title: Executive Vice President and
       General Counsel and Secretary of the Corporation

                                                                  EXHIBIT (99.5)

                             POWER OF ATTORNEY


KNOW ALL PERSONS BY THESE PRESENTS that GOLDMAN SACHS & CO. LLC (the "Company") does hereby make, constitute and appoint each of Stephanie Snyder, Jerry Li, Eddie Arhagba, Abdul Khayum, Terry Mosher, Rachel Fraizer, and Apoorva Iyer acting individually, its true and lawful attorney, (each, an "Attorney-in-fact") to execute and deliver in its name and on its behalf, whether the Company is acting individually or as representative of others, any and all filings required to be made by the Company pursuant to Rule 13f-1 or Regulation 13D-G under the Securities Exchange Act of 1934, as amended, the "Act"), which may be required of the Company with respect to securities which may be deemed to be beneficially owned by the Company under the Act, giving and granting unto each said Attorney-in-fact power and authority to act in the premises as fully and to all intents and purposes as the Company might or could do if personally present by one of its authorized signatories, hereby ratifying and confirming all that said Attorney-in-fact shall lawfully do or cause to be done by virtue hereof.


THIS POWER OF ATTORNEY shall remain in full force and effect until March 1, 2021 unless earlier revoked by written instrument, or in the event an Attorney-in-fact ceases to be an employee of The Goldman Sachs Group, Inc. or one of its affiliates or ceases to perform the function in connection with which he or she was appointed Attorney-in-fact prior to March 1, 2021, this Power of Attorney shall cease to have effect in relation to such Attorney-in-fact upon such cessation but shall continue in full force and effect in relation to the remaining Attorneys-in-fact. The Company has the unrestricted right unilaterally to revoke the Power of Attorney.


This Power of Attorney shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to rules of conflicts of law.


This Power of Attorney supersedes the Power of Attorney granted by the Company to Eddie Arhagba, Jose Canas, Abdul Khayum, and Jerry Li on May 15, 2018.


IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of September 26, 2019

GOLDMAN SACHS & CO. LLC

By: /s/  Karen P. Seymour
____________________________
Name:  Karen P. Seymour
Title: Executive Vice President and
       General Counsel and Secretary of the Corporation

                                                                  EXHIBIT (99.6)

                             POWER OF ATTORNEY


KNOW ALL PERSONS BY THESE PRESENTS GS CAPITAL PARTNERS VI FUND, L.P.
(the "Company") does hereby make, constitute and appoint each of Stephanie Snyder, Jerry Li, Eddie Arhagba, Abdul Khayum, Terry Mosher, Rachel Fraizer, and Apoorva Iyer (and any other employee of The Goldman Sachs Group, Inc. or one of its affiliates designated in writing by one of the attorneys-in-fact), acting individually, its true and lawful attorney, to execute and deliver in its name and on its behalf whether the Company is acting individually or as representative of others, any and all filings required to be made by the Company under the Securities Exchange Act of 1934, (as amended, the Act), with respect to securities which may be deemed to be beneficially owned by the Company under the Act, giving and granting unto each said attorney-in- fact power and authority to act in the premises as fully and to all intents and purposes as the Company might or could do if personally present by one of its authorized signatories, hereby ratifying and confirming all that said attorney- in-fact shall lawfully do or cause to be done by virtue hereof.



THIS POWER OF ATTORNEY shall remain in full force and effect until either revoked in writing by the undersigned or until such time as the person or persons to whom power of attorney has been hereby granted cease(s) to be an employee of The Goldman Sachs Group, Inc. or one of its affiliates.


IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of August 1, 2019.


GS CAPITAL PARTNERS VI FUND, L.P.
By: GSCP VI ADVISORS, L.L.C., its general partner

By: /s/  William Y. Eng
____________________________
Name:  William Y. Eng
Title: Authorized Signatory, Vice President

                                                                  EXHIBIT (99.7)

                             POWER OF ATTORNEY


KNOW ALL PERSONS BY THESE PRESENTS GS CAPITAL PARTNERS VI OFFSHORE FUND, L.P. (the "Company") does hereby make, constitute and appoint each of Stephanie Snyder, Jerry Li, Eddie Arhagba, Abdul Khayum, Terry Mosher, Rachel Fraizer, and Apoorva Iyer (and any other employee of The Goldman Sachs Group, Inc. or one of its affiliates designated in writing by one of the attorneys-in-fact), acting individually, its true and lawful attorney, to execute and deliver in its name and on its behalf whether the Company is acting individually or as representative of others, any and all filings required to be made by the Company under the Securities Exchange Act of 1934, (as amended, the "Act"), with respect to securities which may be deemed to be beneficially owned by the Company under the Act, giving and granting unto each said attorney-in-fact power and authority to act in the premises as fully and to all intents and purposes as the Company might or could do if personally present by one of its authorized signatories, hereby ratifying and confirming all that said attorney-in-fact shall lawfully do or cause to be done by virtue hereof.


THIS POWER OF ATTORNEY shall remain in full force and effect until either revoked in writing by the undersigned or until such time as the person or persons to whom power of attorney has been hereby granted cease(s) to be an employee of The Goldman Sachs Group, Inc. or one of its affiliates.


IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of August 1,2019.


GS CAPITAL PARTNERS VI OFFSHORE FUND, L.P.
By: GSCP VI OFFSHORE ADVISORS, L.L.C., its general partner

By: /s/  William Y. Eng
____________________________
Name:  William Y. Eng
Title: Authorized Signatory, Vice President

                                                                  EXHIBIT (99.8)

                             POWER OF ATTORNEY


KNOW ALL PERSONS BY THESE PRESENTS GS CAPITAL PARTNERS VI GMBH & CO. KG
(the "Company") does hereby make, constitute and appoint each of Stephanie Snyder, Jerry Li, Eddie Arhagba, Abdul Khayum, Terry Mosher, Rachel Fraizer, and Apoorva Iyer (and any other employee of The Goldman Sachs Group, Inc.
or one of its affiliates designated in writing by one of the attorneys-in-fact), acting individually, its true and lawful attorney, to execute and deliver in its name and on its behalf whether the Company is acting individually or as representative of others, any and all filings required to be made by the Company under the Securities Exchange Act of 1934, (as amended, the "Act"), with respect to securities which may be deemed to be beneficially owned by the Company under the Act, giving and granting unto each said attorney-in-fact power and authority to act in the premises as fully and to all intents and purposes as the Company might or could do if personally present by one of its authorized signatories, hereby ratifying and confirming all that said attorney-in-fact shall lawfully do or cause to be done by virtue hereof.


THIS POWER OF ATTORNEY shall remain in full force and effect until either revoked in writing by the undersigned or until such time as the person or persons to whom power of attorney has been hereby granted cease(s) to be an employee of The Goldman Sachs Group, Inc. or one of its affiliates.


IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of August 1, 2019.


GS CAPITAL PARTNERS VI GMBH & CO. KG
By: GS Advisors VI, L.L.C., its Managing Limited Partner

By: /s/  William Y. Eng
____________________________
Name:  William Y. Eng
Title: Authorized Signatory, Vice President

                                                                  EXHIBIT (99.9)

                             POWER OF ATTORNEY


KNOW ALL PERSONS BY THESE PRESENTS GS CAPITAL PARTNERS VI PARALLEL, L.P.
(the "Company") does hereby make, constitute and appoint each of Stephanie Snyder, Jerry Li, Eddie Arhagba, Abdul Khayum, Terry Mosher, Rachel Fraizer, and Apoorva Iyer (and any other employee of The Goldman Sachs Group, Inc. or one of its affiliates designated in writing by one of the attorneys-in-fact), acting individually, its true and lawful attorney, to execute and deliver in its name and on its behalf whether the Company is acting individually or as representative of others, any and all filings required to be made by the Company under the Securities Exchange Act of 1934, (as amended, the "Act"), with respect to securities which may be deemed to be beneficially owned by the Company under the Act, giving and granting unto each said attorney-in-fact power and authority to act in the premises as fully and to all intents and purposes as the Company might or could do if personally present by one of its authorized signatories, hereby ratifying and confirming all that said attorney-in-fact shall lawfully do or cause to be done by virtue hereof.


THIS POWER OF ATTORNEY shall remain in full force and effect until either revoked in writing by the undersigned or until such time as the person or persons to whom power of attorney has been hereby granted cease(s) to be an employee of The Goldman Sachs Group, Inc. or one of its affiliates.


IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of August 1, 2019.


GS CAPITAL PARTNERS VI PARALLEL, L.P.
By: GS ADVISORS VI, L.L.C., its general partner

By: /s/  William Y. Eng
____________________________
Name:  William Y. Eng
Title: Authorized Signatory, Vice President

                                                                EXHIBIT (99.10)

                             POWER OF ATTORNEY


KNOW ALL PERSONS BY THESE PRESENTS GSCP VI ADVISORS, L.L.C. (the "Company") does hereby make, constitute and appoint each of Stephanie Snyder, Jerry Li, Eddie Arhagba, Abdul Khayum, Terry Mosher, Rachel Fraizer, and Apoorva Iyer acting individually, its true and lawful attorney, to execute and deliver in its name and on its behalf, whether the Company is acting individually or as representative of others, any and all filings required to be made by the Company pursuant to Rule 13f-1 or Regulation 13D-G under the Securities Exchange Act of 1934, (as amended, the Act), which may be required of the Company with respect to securities which may be deemed to be beneficially owned by the Company under the Act, giving and granting unto each side Attorney-in-fact power and authority to act in the premises as fully and to all intents and purposes as the Company might or could do if personally present by one of its authorized signatories, hereby ratifying and confirming all that said Attorney-in-fact shall lawfully do or cause to be done by virtue hereof.



THIS POWER OF ATTORNEY shall remain in full force and effect until either revoked in writing by the undersigned or until such time as the person or persons to whom power of attorney has been hereby granted cease(s) to be an employee of The Goldman Sachs Group, Inc. or one of its affiliates.


IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of August 1, 2019.


GSCP VI ADVISORS, L.L.C.

By: /s/  William Y. Eng
____________________________
Name:  William Y. Eng
Title: Authorized Signatory, Vice President

                                                                EXHIBIT (99.11)

                             POWER OF ATTORNEY


KNOW ALL PERSONS BY THESE PRESENTS GSCP VI OFFSHORE ADVISORS, L.L.C.
(the "Company") does hereby make, constitute and appoint each of Stephanie Snyder, Jerry Li, Eddie Arhagba, Abdul Khayum, Terry Mosher, Rachel Fraizer, and Apoorva Iyer (and any other employee of The Goldman Sachs Group, Inc. or one of its affiliates designated in writing by one of the attorneys-in-fact), acting individually, its true and lawful attorney, to execute and deliver in its name and on its behalf whether the Company is acting individually or as representative of others, any and all filings required to be made by the Company under the Securities Exchange Act of 1934, (as amended, the "Act"), with respect to securities which may be deemed to be beneficially owned by the Company under the Act, giving and granting unto each said attorney-in-fact power and authority to act in the premises as fully and to all intents and purposes as the Company might or could do if personally present by one of its authorized signatories, hereby ratifying and confirming all that said attorney-in-fact shall lawfully do or cause to be done by virtue hereof.



THIS POWER OF ATTORNEY shall remain in full force and effect until either revoked in writing by the undersigned or until such time as the person or persons to whom power of attorney has been hereby granted cease(s) to be an employee of The Goldman Sachs Group, Inc. or one of its affiliates.


IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of August 1, 2019.


GSCP VI OFFSHORE ADVISORS, L.L.C.

By: /s/  William Y. Eng
____________________________
Name:  William Y. Eng
Title: Authorized Signatory, Vice President

                                                                EXHIBIT (99.12)

                             POWER OF ATTORNEY


KNOW ALL PERSONS BY THESE PRESENTS GS ADVISORS VI, L.L.C. (the "Company") does hereby make, constitute and appoint each of Stephanie Snyder, Jerry Li, Eddie Arhagba, Abdul Khayum, Terry Mosher, Rachel Fraizer, and Apoorva Iyer (and any other employee of The Goldman Sachs Group, Inc.
or one of its affiliates designated in writing by one of the attorneys-in-fact), acting individually, its true and lawful attorney, to execute and deliver in its name and on its behalf, whether the Company is acting individually or as representative of others, any and all filings required to be made by the Company pursuant to Rule 13f-1 or Regulation 13D-G under the Securities Exchange Act of 1934, (as amended, the Act), which may be required of the Company with respect to securities which may be deemed to be beneficially owned by the Company under the Act, giving and granting unto each side Attorney-in-fact power and authority to act in the premises as fully and to all intents and purposes as the Company might or could do if personally present by one of its authorized signatories, hereby ratifying and confirming all that said Attorney-in-fact shall lawfully do or cause to be done by virtue hereof.


THIS POWER OF ATTORNEY shall remain in full force and effect until either revoked in writing by the undersigned or until such time as the person or persons to whom power of attorney has been hereby granted cease(s) to be an employee of The Goldman Sachs Group, Inc. or one of its affiliates.


IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of August 1, 2019.


GS ADVISORS VI, L.L.C.

By: /s/  William Y. Eng
____________________________
Name:  William Y. Eng
Title: Authorized Signatory, Vice President

                                                                EXHIBIT (99.13)

                             POWER OF ATTORNEY


KNOW ALL PERSONS BY THESE PRESENTS GOLDMAN, SACHS MANAGEMENT GP GMBH
(the "Company") does hereby make, constitute and appoint each of Stephanie Snyder, Jerry Li, Eddie Arhagba, Abdul Khayum, Terry Mosher, Rachel Fraizer, and Apoorva Iyer (and any other employee of The Goldman
Sachs Group, Inc. or one of its affiliates designated in writing by one of the attorneys-in-fact), acting individually, its true and lawful attorney, to execute and deliver in its name and on its behalf whether the Company is acting individually or as representative of others, any and all filings required to be made by the Company under the Securities Exchange Act of 1934, (as amended, the "Act"), with respect to securities which may be deemed to be beneficially owned by the Company under the Act, giving and granting unto each said attorney-in-fact power and authority to act in the premises as fully and to all intents and purposes as the Company might or could do if personally present by one of its authorized signatories, hereby ratifying and confirming all that said attorney-in-fact shall lawfully do or cause to be done by virtue hereof.


THIS POWER OF ATTORNEY shall remain in full force and effect until either revoked in writing by the undersigned or until such time as the person or persons to whom power of attorney has been hereby granted cease(s) to be an employee of The Goldman Sachs Group, Inc. or one of its affiliates.


IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of August 1, 2019.


GOLDMAN, SACHS MANAGEMENT GP GMBH

By: /s/  Laurie Schmidt
____________________________
Name:  Laurie Schmidt
Title: Authorized Signatory, Managing Director

By: /s/  Michael Schramm
____________________________
Name:  Michael Schramm
Title: Authorized Signatory, Managing Director

                                                              EXHIBIT (99.14)

                             POWER OF ATTORNEY


KNOW ALL PERSONS BY THESE PRESENTS PROSIGHT EQUITY MANAGEMENT, INC.
(the "Company") does hereby make, constitute and appoint each of Stephanie Snyder, Jerry Li, Abdul Khayum, Terry Mosher, Rachel Fraizer, and Javier Gonzalez (and any other employee of The Goldman Sachs Group, Inc. or one of its affiliates designated in writing by one of the attorneys-infact), acting individually, its true and lawful attorney, to execute and deliver in its name and on its behalf whether the Company is acting individually or as representative of others, any and all filings required to be made by the Company under the Securities Exchange Act of 1934, (as amended, the "Act"), with respect to securities which may be deemed to be beneficially owned by the Company under the Act, giving and granting unto each said attorney-in-fact power and authority to act in the premises as fully and to all intents and purposes as the Company might or could do if personally present by one of its authorized signatories, hereby ratifying and confirming all that said attorneyin-fact shall lawfully do or cause to be done by virtue hereof.


THIS POWER OF ATTORNEY shall remain in full force and effect until either revoked in writing by the undersigned or until such time as the person or persons to whom power of attorney has been hereby granted ceases) to be an employee of The Goldman Sachs Group, Inc. or one of its affiliates.

IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of January 31, 2020.


PROSIGHT EQUITY MANAGEMENT, INC.


By: /s/  Sumit Rajpal
____________________________
Name: Sumit Rajpal
Title:  President

                                                              EXHIBIT (99.15)
                             POWER OF ATTORNEY


KNOW ALL PERSONS BY THESE PRESENTS PROSIGHT INVESTMENT LLC (the "Company") does hereby make, constitute and appoint each of Stephanie Snyder, Jerry Li, Abdul Khayum, Terry Mosher, Rachel Fraizer, and Javier Gonzalez (and any other employee of The Goldman Sachs Group, Inc. or one of its affiliates designated in writing by one of the attorneys-in-fact), acting individually, its true and lawful attorney, to execute and deliver in its name and on its behalf whether the Company is acting individually or as representative of others, any and all filings required to be made by the Company under the Securities Exchange Act of 1934, (as amended, the "Act"), with respect to securities which may be deemed to be beneficially owned by the Company under the Act, giving and granting unto each said attorney-in-fact power and authority to act in the premises as fully and to all intents and purposes as the Company might or could do if personally present by one of its authorized signatories, hereby ratifying and confirming all that said attorney-in-fact shall lawfully do or cause to be done by virtue hereof.


THIS POWER OF ATTORNEY shall remain in full force and effect until either revoked in writing by the undersigned or until such time as the person or persons to whom power of attorney has been hereby granted cease(s) to be an employee of The Goldman Sachs Group, Inc. or one of its affiliates.


IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of January 31, 2020.


PROSIGHT INVESTMENT LLC
By: ProSight Equity Management Inc., as Managing Member


By: /s/  Anthony Arnold
____________________________
Name: Anthony Arnold
Title: Vice President & Secretary

                                                              EXHIBIT (99.16)

                             POWER OF ATTORNEY


KNOW ALL PERSONS BY THESE PRESENTS PROSIGHT PARALLEL INVESTMENT LLC (the "Company") does hereby make, constitute and appoint each of Stephanie Snyder, Jerry Li, Abdul Khayum, Terry Mosher, Rachel Fraizer, and Javier Gonzalez (and any other employee pf The Goldman Sachs Group, Inc. or one of its affiliates designated in writing by one of the attorneys-infact), acting individually, its true and lawful attorney, to execute and deliver in its name and on its behalf whether the Company is acting individually or as representative of others, any and all filings required to be made by the Company under the Securities Exchange Act of 1934, (as amended, the "Act"), with respect to securities which may be deemed to be beneficially owned by the Company under the Act, giving and granting unto each said attorney-in-fact power and authority to act in the premises as fully and to all intents and purposes as the Company might or could do if personally present by one of its authorized signatories, hereby ratifying and confirming all that said att~rneyin-fact shall lawfully do or cause to be done by virtue hereof.


THIS POWER OF ATTORNEY shall remain in full force and effect until either revoked in writing by the undersigned or until such time as the person or persons to whom power of attorney has been hereby granted ceases) to be an employee of The Goldman Sachs Group, Inc. or one of its affiliates.


IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of January 31, 2020.


PROSIGHT PARALLEL INVESTMENT LLC
By: ProSight Equity Management Inc., as Managing Member


By: /s/  Anthony Arnold
____________________________
Name: Anthony Arnold
Title: Vice President & Secretary